EXHIBIT 99.3


BION ENVIRONMENTAL TECHNOLOGIES
7921 Southpark Plaza
Suite200
Littleton, Colorado 80120
303.738.0845
888.294.2466
303.703.3637 (fax)
e-mail: biontech.com

                        October 31,2000
George Bloom
72 Woodlands Drive
Falmouth, ME 04105


Dear George:

As we have discussed, Bion Environmental Technologies is pleased that you have agreed to join our company as the Senior Technical Officer. This letter is an attempt to articulate the fundamental points on which we have agreed prior to a more formal engagement letter.

     * Your full-time position will be called the Senior Technical Officer and will report to me, beginning December 4, 2000
     * Your performance will be reviewed not less than once per year with a view to making such increases in salary or declaring bonuses or other benefits as may be warranted
     * The initial compensation will be $132,000 annually, paid twice monthly (on the 15th and the last day of the month)
     * You will be entitled to all Bion holidays and six weeks of personal time per year, to include vacation and sick leave, which will accrue for twelve months from the date of hire and of which forty hours may be rolled into a subsequent year
     * Medical coverage under the Bion plan has been made available to you and you have rejected it in favor of additional salary, already included in the annual figure listed above, to obtain insurance through other means
     * Bion will provide you $250 annually for life insurance in the amount of $250,000 which you will obtain
     * Bion will provide you up to $10,000 to create a home-based office as required to perform your responsibilities
     * Bion will reimburse all direct expenses incurred on behalf of the company, detailed as required to meet IRS requirements, based on expense reports submitted on the 15th and the last day of the month
     * The company will issue you options to purchase 80,000 shares of Bion common stock at a purchase price of $2.20 per share. Of these options, 26,667 will vest immediately; 26,667 will vest on November 1,2001; and 26,666 will vest on November 1,2002. All of the options will be exerciseable until December 31,2003.


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     *  Because it is our mutual intention to maintain a productive working relationship at least through the period suggested by the vesting of options, which is December 31, 2002, and we recognize that the fundamental nature of the company's business and structure is currently in transition and that your decision to undertake employment with Bion involves certain risk and uncertainty, should Bion opt to sever your employment relationship, for reasons other than cause, prior to December 31, 2002, Bion will give you a minimum notice of 90 days and four months salary (approximately $44,000) in severance pay. In addition, if our relationship is severed, for reasons other than for cause, prior to November 1,2002, the shares of Bion common stock which would have vested the following November shall be fully vested on a proportional basis through the last date of employment. If your employment is severed, for reasons other than for cause, on or before November 1,2001, 50% of the Bion common stock that would have vested on November 1, 2002, wil1 become fully vested by the last day of employment and 50% of the Bion common stock that would have vested for the period ending November 1,2002, will also become fully vested by the last date of employment.


If this accurately represents your understanding of our agreement, please sign below and return the letter to Bion's Colorado office.


                                          Sincerely,



                                          Dominic Bassani
                                          Vice-President, Operations
                                          Bion Technologies and BionSoil


Agreed this 8th day of November, 2000



____________________________
George Bloom